Exhibit 10.36

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is between CNF Inc. (“Company”) and Gregory L. Quesnel (“Executive”). The parties agree that the effective date of this Agreement (“Effective Date”) shall be February 18, 2004.

WHEREAS Executive has informed Company of his decision to retire on July 6, 2004, and

WHEREAS Executive has assured Company of his commitment to full cooperation with Company during a period of transition, and

WHEREAS Company desires that Executive remain until his intended retirement date and to retain Executive for consulting services following his retirement,

NOW, THEREFORE, Company and Executive further agree as follows:

1.	Compensation, Fees and Benefits to Executive. Company shall provide to Executive:

a.	For the period from the Effective Date through July 6, 2004, continued employment with benefits and current deductions authorized by Executive, including participation in Company’s health plan, retirement plans, Deferred Compensation Plan, and life insurance plans, at his current annual salary which, on a weekly basis computes to Fourteen Thousand Three Hundred Eighty Eight dollars ($14,388) per week, less withholdings required by law, said salary to be paid through Company’s payroll system;

b.	Consulting fees in the total amount of One Million dollars ($1,000,000), payable in four quarterly installments of Two Hundred Fifty Thousand dollars ($250,000) each, commencing on October 5, 2004 and ending on July 5, 2005, said payments to be made without withholdings or deductions, but reported for tax purposes as Company determines is required by law; provided, however that Company’s obligation to make the payments provided in this Section 1.b. shall be subject to the provisions in Section 3.b., below, and contingent on Executive’s compliance with his obligations as provided in Sections 3 and 4, below;

c.	Reimbursement for tax preparation services to be obtained by Executive during 2005 and 2006 for income to be reported by Executive for 2004 and 2005, respectively, in a total amount not to exceed Four Thousand Five Hundred dollars ($4,500) for each of such years, in accordance with Company’s established annual allowance for such services; provided, however that Company’s obligation to extend the benefit provided in this Section 1.c. shall be contingent on Executive’s compliance with his obligations as provided in Sections 3 and 4, below;

d.	Reimbursement for estate and financial planning services to be obtained by Executive, in an amount not to exceed Six Thousand dollars ($6,000), in accordance with Company’s established allowance for such services, such reimbursement to be available until Executive has exhausted said allowance; provided, however that Company’s obligation to extend the benefit provided in this Section 1.d. shall be contingent on Executive’s compliance with his obligations as provided in Sections 3 and 4, below;

e.	Continued access to Company’s computer system and computer support services during the period of the consultancy established pursuant to Section 3, below; provided, however that Company’s obligation to extend the benefit provided in this Section 1.e. shall be contingent on Executive’s compliance with his obligations as provided in Sections 3 and 4, below; and

f.	COBRA notice within the time required by law following Executive’s last day on Company’s payroll.

2.	Executive’s Existing Benefits. In recognition of the fact that prior to the Effective Date, Executive already earned or accrued certain rights for compensation or benefits, and that he will earn or accrue certain additional rights or benefits between the Effective Date and his retirement date of July 6, 2004, the parties further agree that:

e.	On or before July 6, 2004, Company shall pay Executive his earned and accrued but unused vacation pay in the amount of One Hundred Sixty-Three Thousand Seven Hundred Forty-One dollars ($163,741), less withholdings required by law, said payment to be paid through Company’s payroll system; provided, however, that the amount specified in this Section 2.a. shall be reduced by Two Thousand Eight Hundred Seventy-Eight dollars ($2,878) for each day of vacation used by Executive between the Effective Date and July 5, 2004; and

e.	Except as expressly provided herein, nothing in this Agreement shall be construed to limit, diminish, enlarge, or otherwise modify any rights Executive has or, by July 6, 2004 will have under the Company’s retirement plans, supplemental retirement plan, health plan, life insurance plans, long term care insurance plan, existing compensation plans, or discontinued plans in which Executive was a participant, but as to which Executive retains rights, including the Company’s: Value Management Plan for the three-year cycles ending December 31, 2004, December 31, 2005, and December 31, 2006; Deferred Compensation Plan for the years 1993 through 2004, inclusive; the Company’s Stock Appreciation Rights Plan; the Company’s Long Term Incentive Plan of 1988; the Company’s 1997 Equity and Incentive Plan; and the Company’s annual incentive compensation plan for 2004, pursuant to the terms of such plan, and subject to such plan’s provisions regarding a retired employee’s right to receive pro-rata payments based upon retirement during the incentive compensation plan year.

3.	Consulting Services by Executive. In consideration for the compensation specified in Section 1.b., above, Executive understands and agrees that:

a.	He shall, as required by Company, consult with and advise Company regarding Company’s strategic plans, growth opportunities, trends and issues in the logistics, supply chain management and transportation industries, legislative and regulatory trends and issues affecting Company, and such other matters as may be requested by Company;

b.	The consultancy established by Section 3.a., above, shall be for an initial term of One (1) year, commencing on July 6, 2004, and continuing through July 5, 2005, and may be terminated by Company only for breach by Executive of the obligations established by this Section 3 and Section 4.a., below;

c.	He shall not, during the term of the consultancy and within the United States or in any place outside the United States where the Company or any of its subsidiaries or affiliates transacts business, seek or accept engagements with or employment by any person or entity which competes with Company in the logistics, supply chain management or freight transportation industries;

d.	He will devote such time as may be required in the performance of services required by Section 3.a., above, and at such locations as Company may require, but shall not be required to devote more than one hundred fifty (150) hours, excluding travel time, in each calendar quarter;

e.	The consultancy established by Section 3.a., above, may be extended beyond its initial term only by a writing executed by both parties, and that the scope and other terms and conditions of any subsequent term shall be set forth in the writing establishing that subsequent term.

f.	He shall keep confidential all information provided to him by Company, and all information provided by him to Company, in connection with his performance of his obligations under this Section 3, and that all materials furnished by Company to him and materials developed by him in the performance of his obligations under this Section 3 shall be the exclusive property of Company;

g.	The compensation to be paid to him pursuant to Section 1.b., above, shall be made after the conclusion of each calendar quarter of the term of the consultancy, as provided in Section 1.b., above; and

h.	That Company shall reimburse him for all reasonable costs and travel expenses incurred by him in performing the consulting services required by Company.

4.	Additional Commitments by Executive. Executive further agrees that:

a.	Company’s obligation to provide the compensation specified in Section 1.b., 1.c., 1.d. and 1.e., above is contingent upon his (i) resignation as an officer of Company, as a member of Company’s Board of Directors (“Board”), and as an officer and member of the Board of Directors or Board of Managers of any of Company’s subsidiaries or affiliates (“Subsidiary Boards”) effective as of July 6, 2004, or on such earlier date as may be agreed by the parties, (ii) to execute this Agreement, and (iii) to execute any other documents as reasonably requested by Company in connection with his decision to resign or in connection with Company’s obligations to continue the consultancy established by Section 3, above, for any period of time (provided, however, that no such other documents shall provide for any type or form of compensation to Executive); accordingly, Executive agrees that he shall, when requested by the Board, and as a condition precedent to his receipt of the compensation specified in Section 1.b., 1.c., 1.d. and 1.e., above, document his resignation as an officer of Company and as a member of the Board, effective as of July 6, 2004, or on such earlier date as may be agreed by the parties, and execute such other documents as may be required pursuant to this Section 4.a.;

b.

Not later than July 6, 2004, or such earlier date as may be agreed by the parties, he will return to Company any and all Company documents or records that are or were in his possession or that are or were in the possession of any third parties under his control, including all copies of any such documents or records, whether such documents or records were maintained in hard copy, on computer disks, or in some other manner, or, alternatively, if no such documents or records are in his possession or in the possession of any third parties under his control on July 6, 2004, or on such earlier date as may be agreed by the parties, he will provide written assurance to Company that he has no such documents or records and that no third party under his control has, to his knowledge, any such documents or records; provided, however, that Executive shall, with the prior consent of Company, retain custody of such documents or records he may need in connection with the performance of his consulting obligations, as provided in Section 3, above;

c.	He will not at any time, without the prior written consent of Company, either directly or indirectly use, divulge or communicate to any person or entity, in any manner, any confidential or proprietary information of any kind concerning any matters affecting or relating to Company’s or its subsidiaries’ or affiliates’ business, except if the disclosure (i) is required by law or (ii) disclosure involves information which had been lawfully revealed to Executive by a third party having no confidentiality obligation to Company. This prohibition against disclosure includes, but is not limited to, Company’s and its affiliates’ technical data, systems and programs, financial and planning data, business development or strategic plans or data, marketing strategies, software development, product development, pricing, customer information, personnel information, trade secrets, and other confidential business information. Executive agrees to take every reasonable step to protect such confidential or proprietary information from being disclosed to third parties. If Executive is required, or believes he may be required to disclose such confidential or proprietary information pursuant to subpoena or other legal process, he will give Company prompt notice so that Company may object or take steps to prevent such disclosure in its discretion; and

d.	He will, for so long as Company may require, fully cooperate with Company in handling its legal and other matters in which he was involved or about which he has knowledge, such as answering inquiries from Company, testifying in depositions and trials, and engaging in other efforts on behalf of Company and its subsidiaries and affiliated companies. Executive will make himself available upon reasonable notice at reasonable times and places in order to prepare for giving testimony, and to testify at deposition, trial or other legal proceedings, without Company having to serve him with a subpoena. Executive expressly agrees that he will not be entitled to compensation, of any type or in any amount, for any of his time expended in such proceedings; provided, however, that Company agrees to reimburse Executive for reasonable out-of-pocket costs and expenses he incurs as a result of his obligation to cooperate with Company pursuant to this Section 4.d.

5.

Integration.    The parties understand and agree that the preceding Sections recite the sole compensation to be provided by Company to Executive, from and after the Effective Date; that no representation or promise concerning compensation for Executive has been made by Company, by any of its subsidiaries or affiliates, by the Board or any committee or member of the Board, or by any agent or representative acting on its or their behalf, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning compensation to be provided to Executive are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Executive and Company, whether written or oral, express or implied, with respect to compensation of any kind or type to be provided to Executive for any reason or purpose, except to the extent that the provisions of any such agreement or plan have been expressly referred to in Section 2, above, as having continued effect.

6.	Assignment; Successors and Assigns. Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Executive represents that he has not previously assigned or transferred any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

7.	Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.	Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

10.	Attorneys Fees and Costs. The parties agree that in the event of a breach of this Agreement or any provision thereof, the party who is found not to be in breach shall be entitled to recover costs and reasonable attorneys fees.

11.	Arbitration of Disputes/Venue. In the event of any controversy arising from or concerning the interpretation or application of this Agreement, including the arbitrability of such controversy, whether such controversy is grounded in common or statutory law, the parties agree that such controversy shall be resolved exclusively through binding arbitration in San Francisco, California before a single neutral arbitrator selected jointly by the parties. The parties to the arbitration shall have all rights, remedies, and defenses available to them in a civil action for the issues in controversy. The parties shall be jointly responsible for the fees and expenses of the arbitrator. If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Agreement cannot be arbitrated as provided hereinabove, the parties agree that any civil action shall be brought in the United States District Court for the Northern District of California, San Jose Division, or, only if there is no basis for federal jurisdiction, in the Superior Court of the State of California in and for the County of Santa Clara. The parties further agree that any such civil action shall be tried to the court, sitting without a jury. The parties knowingly and voluntarily waive trial by jury.

12.	Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement, (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party’s own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

The parties have duly executed this Agreement as of the dates set forth below.

/s/ GREGORY L. QUESNEL		Dated: February 18, 2004

Gregory L. Quesnel

CNF Inc.

By:	/S/ W. KEITH KENNEDY, JR.	Dated: February 18, 2004

W. Keith Kennedy, Jr. Chairman of the Board